UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 14, 2011
COMARCO, INC.
(Exact name of registrant as specified in its charter)

California	000-05449	95-2088894

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 599-7400
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement
     As reported in Item 5.02 below, Winston E. Hickman resigned as the Company’s Vice President and Chief Financial Officer effective as of April 15, 2011. Mr. Hickman’s decision to resign from those positions with the Company also constituted a termination by him of his Employment Agreement, dated as of May 1, 2010, with the Company. The Company did not incur any material obligations or penalties as a result of the termination of that Employment Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)	Executive Officer Resignation
     On April 14, 2011, Winston E. Hickman submitted to the Company his resignation as the Company’s Vice President and Chief Financial Officer. That resignation was effective as of April 15, 2011, but Mr. Hickman will remain in the Company’s employ until May 6, 2011.
(c)	Appointment of New Executive Officer
     Also, on April 19, 2011, the Board of Directors appointed Alisha K. Charlton, who is the Company’s Vice President Corporate Controller and Secretary, to serve as the Company’s Chief Accounting Officer.
     Ms. Charlton, age 41, has 20 years of experience in accounting and finance. Ms. Charlton joined the Company as Assistant Controller in October 2000, became Corporate Controller in May 2003 and became Vice President, Corporate Controller and Secretary in March 2008. Before joining the Company, Ms. Charlton held various accounting and finance positions with CKE Restaurants, Inc. (“CKE”) from 1995 to 2000, including Director, Controller of Santa Barbara Restaurant Group, Inc., a CKE affiliate. Prior to joining CKE, Ms. Charlton was a certified public accountant and supervisor with KPMG Peat Marwick. There are no family relationships between Ms. Charlton and any other officers or any of the directors of the Company.
     No change was made in Ms. Charlton’s compensation in connection with her promotion to the position of Chief Accounting Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.
Dated: April 20, 2011	By:	/s/ ALISHA K. CHARLTON
Alisha K. Charlton
Vice President and Chief Accounting Officer

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